EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-221965 on Form S-3 and Registration Statement Nos. 333-164292, 333-174356, and 333-213832 on Form S-8 of our reports dated February 21, 2019, relating to the consolidated financial statements of CIT Group Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

New York, New York

February 21, 2019